UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 18, 2014

Commission File Number:  00052886

EASTGATE ACQUISITIONS CORPORATION
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

87-0639378

(IRS Employer Identification No.)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109
(Address of principal executive offices)

(801) 322-3401
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2014, Eastgate Pharmaceuticals, Inc., an Ontario, Canada corporation (“EPI”), and wholly owned subsidiary of Eastgate Acquisitions Corporation, a Nevada corporation (the “Company”), entered into a License Agreement (the “Agreement”) with Purine Pharma, LLC, a New Jersey limited liability company (“Purine”).  Under the terms of the Agreement, EPI granted to Purine a worldwide, non-exclusive right and license to develop commercial versions, manufacture, market, distribute, sell and use certain over the counter nutraceutical and pharmaceutical products related to wellbeing and health (collectively, the “Products”).  Purine may also manufacture the Products for distribution by EPI under EPI’s label or under EPI’s customers’ private labels at prices set forth in the Agreement.   In consideration of the license granted, Purine will pay to EPI earned royalties on net sales of all Products.   The Agreement has a term of five years and shall automatically be renewed for successive five year periods unless either party provides the other party with written notice of its intention not to renew the agreement at least eighteen months prior to the expiration of the initial term or any renewal term.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which shall be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and, when filed, such Agreement shall be incorporated by reference herein. The Company will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTGATE ACQUISITIONS CORPORATION

Date:   September 24, 2014

By:	/s/ Anna Gluskin

Name: Anna Gluskin
Title: Chief Executive Officer